EXHIBIT 20
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FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION:
                                            MEDIA INQUIRIES:
                                            WENDY WATKINS:  301/380-7903
                                            INVESTOR RELATIONS:
                                            SHARON WHITING:  301/380-7215
                                            HTTP://WWW.HMSCORP.COM
                                            1-888-380-HOST


                HOST MARRIOTT SERVICES ANNOUNCES SHARE REPURCHASE


         BETHESDA, MD, JULY 15, 1997--Host Marriott Services today announced that its Board of Directors has authorized the repurchase of up to $15,000,000 of the company's common stock on the open market. The shares may be used in connection with employee stock ownership plans or for general corporate purposes, including acquisitions.
         "The Company's shares represent an excellent investment opportunity," stated Bill McCarten, President and Chief Executive Officer of Host Marriott Services. "We believe the Board's authorization to repurchase Host Marriott Services shares represents a strong vote of confidence in our Company's future."
         The company expects to fund the repurchase program with available cash and does not anticipate any change in its expansion plans. While the program is authorized for up to 24 months, the timing of the program and the number of shares ultimately purchased will be dependent upon future market conditions. The Board of Directors reserves the authority to modify or terminate the program at any time in light of changing circumstances.

                                     -more-


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         Host  Marriott  Services  Corporation  [NYSE:HMS],  with its  worldwide headquarters in Bethesda, Maryland, is the leading food, beverage and retail concessionaire at nearly 200 travel and entertainment venues, with more than 23,000 employees in five countries around the globe. Host Marriott Services, with revenues of $1.3 billion, is best known for its custom solutions business approach that combines internationally known brands with regional favorites in
airports,   travel  plazas,   shopping   malls  and  sports  and   entertainment
attractions. The company, which spun-off from Host Marriott Corporation in December 1995, has concentrated its recent growth initiatives on international airports and domestic shopping malls.

                  CERTAIN MATTERS DISCUSSED WITHIN THIS NEWS RELEASE MAY BE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE LITIGATION REFORM ACT OF 1995 AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF HOST MARRIOTT SERVICES TO BE DIFFERENT FROM THAT EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH HOST MARRIOTT SERVICES BELIEVES THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. THESE RISKS ARE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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